SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NOVELL INC
		CENTRAL INDEX KEY:			0000758004
		STANDARD INDUSTRIAL CLASSIFICATION:	SERVICES-PREPACKAGED SOFTWARE [7372]
		IRS NUMBER:				870393339
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1031

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:
		SEC FILE NUMBER:	005-37354
		FILM NUMBER:		99740172

	BUSINESS ADDRESS:
		STREET 1:		122 EAST 1700 SOUTH
		CITY:			PROVO
		STATE:			UT
		ZIP:			84097
		BUSINESS PHONE:		8012226600

	MAIL ADDRESS:
		STREET 1:		122 E. 1700 S.
		CITY:			PROVO
		STATE:			UT
		ZIP:			84606

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NOORDA RAYMOND J
		CENTRAL INDEX KEY:			0000901582
		STANDARD INDUSTRIAL CLASSIFICATION:	UNKNOWN SIC - 0000 [0000]
		STATE OF INCORPORATION:			UT
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G/A

	BUSINESS ADDRESS:
		STREET 1:		240 WEST CENTER
		CITY:			OREM
		STATE:			UT
		ZIP:			84057
		BUSINESS PHONE:		801-229-2223

	MAIL ADDRESS:
		STREET 1:		240 WEST CENTER
		CITY:			OREM
		STATE:			UT
		ZIP:			84057






SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NOVELL INC
		CENTRAL INDEX KEY:			0000758004
		STANDARD INDUSTRIAL CLASSIFICATION:	SERVICES-COMPUTER INTEGRATED SYSTEMS
 DESIGN [7373]
		IRS NUMBER:				870393339
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1031

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	005-37354
		FILM NUMBER:		95509906

	BUSINESS ADDRESS:
		STREET 1:		122 EAST 1700 SOUTH
		CITY:			PROVO
		STATE:			UT
		ZIP:			84606
		BUSINESS PHONE:		8014297000

	MAIL ADDRESS:
		STREET 1:		122 E. 1700 S.
		CITY:			PROVO
		STATE:			UT
		ZIP:			84606

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NOORDA RAYMOND J
		CENTRAL INDEX KEY:			0000901582
		STANDARD INDUSTRIAL CLASSIFICATION:	UNKNOWN SIC - 0000 [0000]
		STATE OF INCORPORATION:			UT
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G

	BUSINESS ADDRESS:
		STREET 1:		240 West Center
		CITY:			Orem
		STATE:			UT
		ZIP:			84057
		BUSINESS PHONE:		801-229-2223
	MAIL ADDRESS:
		STREET 1:		240 West Center
		CITY:			Orem
		STATE:			UT
		ZIP:			84057

UNITED STATES                               OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION          OMB Number:     3235-0145
Washington, D.C. 20549                      Expires: October 31, 1994
                                            Estimated average burden
SCHEDULE 13G                                hours per response  14.90

Under the Securities Exchange Act of 1934
(Amendment No. 13  )*

Novell, Inc.
(Name of Issuer)

Common Stock, par value $.10 per share
   (Title of Class of Securities)

670006105
(CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities and Exchange Act of 1934 ( Act ) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

/PAGE

                 SCHEDULE 13G

CUSIP No.  670006105                  Page 2 of 4 Pages
- - ---------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                       Raymond J. Noorda
                       ###-##-####
- - ---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                           (a)
                                           (b)
- - ---------------------------------------------------------------------------
3  SEC USE ONLY

- - ---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                            U.S.A.
- - ---------------------------------------------------------------------------
5   SOLE VOTING POWER
                                           13,989,095
- - ---------------------------------------------------------------------------
NUMBER OF
 SHARES
BENEFICIALLY      6   SHARED VOTING POWER
 OWNED BY                                      0
  EACH            ---------------------------------------------------------
REPORTING         7   SOLE DISPOSITIVE POWER
 PERSON                                    13,989,095
   WITH            ---------------------------------------------------------

                   8   SHARED DISPOSITIVE POWER
                                                0
- - ----------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           13,989,095
- - ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- - ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                              4.28%
- - ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
                                               IN
- - ----------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

/PAGE

CUSIP NO. 670006105                           Page 3 of 4 Pages

                       SCHEDULE 13 G

Item 1    (a)  Name of Issuer:
               Novell, Inc.

          (b)  Address of  Issuer s Principal Executive Office:
               1555 North Technology Way, Orem, Utah 84057

Item 2    (a)  Name of Person Filing:
               Raymond J. Noorda

          (b)  Address of Principal Business Office:
               240 West Center, Orem, UT 84057

          (c)  Citizenship:
               U.S.

          (d)  Title of Class of Securities:
               Common Stock

          (e)  CUSIP Number:
               670006105

Item 3    If this statement is filed pursuant to Rules
          13 d-1 (b) or 13 d-2 (b):
          Not applicable

Item 4    Ownership
          The information furnished herein is as of December 31,1999

          (a)  Amount Beneficially Owned:
               13,989,095

          (b)  Percent of Class:
               4.28%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    13,989,095

               (ii) shared power to vote or to direct the vote
                    -0-

               (iii) sole power to dispose or to direct the
                     disposition of
                        13,989,095

/PAGE

CUSIP NO. 670006105                                   Page 4 of 4 Pages


               (iv) shared power to dispose or to direct the
                    disposition of
                            -0-

Item 5  Ownership of Five Percent or Less of a Class
 	   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6  Ownership of More than Five Percent on Behalf of
        Another Person
             Not applicable

Item 7  Identification and Classification of the
        Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
              Not applicable

Item 8  Identification and Classification of Member of the
        Group
              Not applicable

Item 9.   Notice of Dissolution of Group
              Not applicable

Item 10.Certification
     Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Date:     February 9, 2000

                         Novell, Inc.

                         By:       /s/ Raymond J. Noorda

                         Name/Title:    Raymond J. Noorda